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SEC 1344
(7-2000)            PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
Previous            INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
versions            RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
obsolete            CONTROL NUMBER.

                                                     ===========================
                                                             OMB APPROVAL
                 UNITED STATES                       ===========================
     SECURITIES AND EXCHANGE COMMISSION              OMB Number: 3235-0058
           WASHINGTON, D.C. 20549                    ===========================
                                                     Expires: January 31, 2002
                  FORM 12B-25                        ===========================
                                                     Estimated average burden
                                                     hours per response.....2.50
        NOTIFICATION OF LATE FILING                  ===========================

(Check One): [ ] Form 10-K [ ] Form 20-F [ ]         ===========================
                                                     SEC FILE NUMBER
Form 11-K X Form 10-Q [ ] Form N-SAR
                                                     02-26721
For Period Ended: March 31, 2003                     ===========================
                                                     CUSIP NUMBER
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F                   87160 K10 8
[ ] Transition Report on Form 11-K                   ===========================
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                ------------------

================================================================================
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
================================================================================
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

Synergy Technologies Corporation
--------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

c/o Mr. Barry Coffey, Chief Executive Officer, 333 East 53rd Street, # 7E
-------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


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New York, NY 10022
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City, State and Zip Code


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
X following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The company is engaged in bankruptcy proceedings and only recently obtained the funds required to complete the quarterly report.

                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Mr. Barry Coffey                212                     207-6655
    ----------------                ---                     --------
         (Name)                 (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s). Yes     No  X
                        ---    ---

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       Annual report on Form 10-KSB
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes X No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Synergy Technologies Corporation
                ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2003            By: /s/ Barry Coffey, Chief Executive Officer
      ------------                -----------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.